Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization
North Pier Insurance Company	United States
Stepan Asia Pte. Ltd.	Singapore
Stepan Canada Sales Inc.	Canada
Stepan CDMX, S. de R.L. de C.V.	Mexico
Stepan Chemical (Nanjing) Co., Ltd.	China
Stepan Chemical (Shanghai) Co., Ltd.	China
Stepan Colombia S.A.S.	Colombia
Stepan Deutschland GmbH	Germany
Stepan Europe S.A.S.	France
Stepan Holdings Asia Pte. Ltd.	Singapore
Stepan Holdings, LLC	United States
Stepan Holdings Netherlands B.V.	Netherlands
Stepan (India) Private Limited	India
Stepan Mexico Holdings, LLC	United States
Stepan Mexico, S.A. de C.V.	Mexico
Stepan (Nanjing) Chemical R&D Co., Ltd.	China
Stepan Netherlands B.V.	Netherlands
Stepan Philippines, Inc.	Philippines
Stepan Philippines Quaternaries, Inc.	Philippines
Stepan Polska Sp. z o.o.	Poland
Stepan Química Argentina S.R.L.	Argentina
Stepan Química Ltda.	Brazil
Stepan Singapore Holdings Pte. Ltd.	Singapore
Stepan Specialty Products B.V.	Netherlands
Stepan Specialty Products, LLC	United States
Stepan Surfactants Holdings, LLC	United States
Stepan UK Limited	United Kingdom